EXHIBIT D

                 FORM OF ANNUAL SERVICER'S CERTIFICATE

                   MBNA AMERICA BANK, N.A.


                MBNA MASTER CREDIT CARD TRUST


         The undersigned, a duly authorized representative of MBNA America Bank, N.A. (the "Bank"), as Servicer pursuant to the Pooling and Servicing Agreement dated as of September 25, 1991 (the "Pooling and Servicing Agreement") by and between the Bank and Bankers Trust Company, as trustee, (the "Trustee") does hereby certify that:

         1.  The Bank is Servicer under the Pooling and
Servicing Agreement.

         2. The undersigned is duly authorized as required pursuant to the Pooling and Servicing Agreement to execute and deliver this Certificate to the Trustee.

         3.  This Certificate is delivered pursuant to
Section 3.05 of the Pooling and Servicing Agreement.

         4. A review of the activities of the Servicer during the twelve month period ended June 30, 1998 was conducted under my supervision.

         5. Based on such review, the Servicer has, to my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such twelve month period and no material default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 6 below.

   6. The following is a description of each material default in the performance of the Servicer's obligations under the provisions of the Pooling and Servicing Agreement known to me to have been made during the twelve month period ended
June 30, 1998, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default:

     On May 28, 1997, in connection with the termination of Series 1991-1, UCC financing statement number
     199111548 was terminated (the "financing statement").
     The financing statement contained the original grant of a security interest to the Master Trust for the original accounts and receivables in the Master Trust.
     This was discovered on March 5, 1998, by Richards
     Layton & Finger during their due diligence examination in connection with the annual trust opinion. The lien was reestablished on the same day with an additional filing, securing the accounts and receivables for the Master Trust. The Master Trust currently has a first priority perfected security interest in the accounts and receivables in the Master Trust, as evidenced by the annual trust opinion of Richards Layton & Finger and the UCC records. The Servicer and the Issuer have reviewed procedures and have taken additional steps to prevent any such reoccurrence.


         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of August, 1998.



                                   /s/ David Martini
Name:    David Martini
                              Title:      Vice President